EXHIBIT 5.1



May 31, 2000

Bioject Medical Technologies, Inc.
7620 S.W. Bridgeport Road
Portland, OR  97224

Gentlemen and Ladies:

We are delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Bioject Medical Technologies, Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an aggregate of 20,000 shares, without par value, of common stock of the Company (the "Shares") to be offered pursuant to the Bioject Inc. 401(k) Retirement Benefit Plan (the "Plan") to participants in the Plan (the "Participants").

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable.

Based upon the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares have been duly authorized, and, when issued, delivered and sold by the Company and paid for by the Participants, pursuant to the terms of the Plan, will constitute duly authorized, legally issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and to the reference to our firm in the Prospectus constituting a part of the Registration Statement

Very truly yours,


/s/ Dorsey & Whitney LLP